EXHIBIT 99.1

[XTO ENERGY LOGO]	NEWS RELEASE

For Immediate Release

Number: 03-24

XTO ENERGY ANNOUNCES DIVIDEND OF

CROSS TIMBERS ROYALTY TRUST UNITS

FORT WORTH, TX (August 19, 2003) – XTO Energy Inc. (NYSE-XTO) announced today that its Board of Directors has declared a dividend of .0074 units of Cross Timbers Royalty Trust (NYSE-CRT) for each issued and outstanding share of XTO Energy’s common stock. The dividend ratio is subject to adjustment based on the outstanding XTO shares on the record date.

“Our strategy remains focused on creating value at XTO and realizing that value for the shareholders,” stated Bob R. Simpson, Chairman and Chief Executive Officer. “This distribution of CRT units, representing all of the Company’s holdings which were purchased in the open market between 1996 and 1998, provides our owners a tax-efficient dividend with ongoing monthly income expected from valuable underlying properties.”

The record date for the dividend is September 2, 2003. XTO Energy’s transfer agent will mail the dividend on September 18, 2003. Cash will be paid in lieu of fractional units based on the net proceeds received by XTO Energy from the sale of fractional units through a third party.

XTO Energy Inc. is a premier domestic natural gas producer engaged in the acquisition, exploitation and development of quality, long-lived gas and oil properties. The Company, whose predecessor companies were established in 1986, completed its initial public offering in May 1993. Its properties are concentrated in Texas, New Mexico, Arkansas, Oklahoma, Kansas, Wyoming, Colorado, Alaska and Louisiana.

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XTO Energy Announces Dividend of Cross Timbers Royalty Trust Units

Contact:	Louis G. Baldwin	Gary D. Simpson
	Executive Vice President & CFO	Vice President—Investor Relations
	XTO Energy Inc.	XTO Energy Inc.
	817/870-2800	817/870-2800

This release can be found at www.xtoenergy.com.

Statements made in this news release concerning future monthly income from underlying properties, value growth and shareholder returns are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and extent of changes in oil and gas prices, changes in underlying demand for oil and gas, the timing and results of drilling activity, higher than expected production costs and other expenses and market conditions. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.